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                                                                  EXHIBIT (5)(e)

                                      RIDER

                  TERM INSURANCE ON OTHER COVERED INSURED (OCI)

1. WHAT IS YOUR BENEFIT? We will pay the rider proceeds to the beneficiary, when we have proof that a person named on the Policy Data page as an Other Covered Insured under this rider was in effect. These proceeds will be for the amount of term insurance provided by this rider on that person, as shown on the Rider Data page.

2. MAY THE TERM INSURANCE UNDER THIS RIDER BE CONVERTED? You can have all or part of the term insurance on a person who is an Other Covered Insured under this rider exchanged for: (a) a new policy or new policies on that person; or (b) an increase in the face amount of the base policy if the Other Covered Insured is the base Insured under this policy. This type of change is called a conversion. A conversion can be made without proof of insurability. When this change is made, this rider must be in effect for that person on the date when the term insurance is converted. Within 31 days of that date, we must receive: (a) your application for the new policy or increase in face amount, also signed by the person to be insured; and (b) if a new policy is applied for, the first premium for such new policy. If you do not have the insurance converted on the death of the Insured under the basic policy, it may be converted in the same way by the person to be insured under the new policy within the same period provided for in this rider. Term Insurance on an Other Covered Insured ends when it is converted.

3. WHEN MAY THIS TERM INSURANCE BE CONVERTED? You can convert the term insurance on an Other Covered Insured on any Monthly Deduction Day under this policy when that person is age 70 or younger. If the Insured under the basic policy dies, the final date of conversion will be the Monthly Deduction Day on or next following the Insured's date of death.

4. WHAT TYPE OF INSURANCE WILL THE NEW POLICY PROVIDE? Each new policy may be on any life or endowment plan which may be offered on its policy date by us or by one of our affiliated or subsidiary companies including New York Life Insurance Company, for the amount of insurance which is converted. We guarantee that at least one life or endowment plan will be offered by the company issuing the new insurance. The new policy may not be on a plan which provides term insurance.

       The policy date of the new policy will be the conversion date. It will have the same provisions and the same limitations on liability as are in the series of policies being issued by the issuing company on that date. The premium rates for the new policy will be based on the Other Covered Insured's age and sex, and the issuing company's premium rates on that date.

       The Other Covered Insured's class of risk under any new policy or policies will be the same as it was for the insurance converted under this rider. However, if any insurance converted under this rider is in a preferred risk class, the insurance under the corresponding new policy will be on a preferred risk class basis only if the new policy meets the issuing company's minimum amount and age limits for that class.

5. WHEN DO THE INCONTESTABILITY AND SUICIDE EXCLUSION PERIODS BEGIN FOR THE NEW POLICY? The time periods of the new policy which relate to a suicide exclusion or a contest of that policy, will be measured from the date of issue of the insurance being converted to the new policy.

       However, in some cases, a new policy can be issued with a rider or an additional amount of insurance which you requested and which required the issuing company's agreement. If this happens, the time periods for that rider or amount will start instead on the date of issue of each new policy.

6. ARE ANY RIDERS AVAILABLE WITH THE NEW POLICY? No riders can be made a part of the new policy, unless the issuing company agrees.

7. IS IT POSSIBLE TO REINSTATE THE POLICY WITH THIS RIDER? If you apply to reinstate the policy with this rider as part of it, we must have proof of insurability that is acceptable to us for each Other Covered Insured.


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                  TERM INSURANCE ON OTHER COVERED INSURED (OCI)
                                   (CONTINUED)

8. WHAT WILL HAPPEN IF YOU DIE WHILE THIS RIDER IS IN EFFECT AND THERE IS NO SUCCESSOR OWNER? Any Successor Owner or Change of Ownership section of this policy is modified, while this rider is in effect, as follows: if you die and there is no successor owner, the Insured under the basic policy, if living, will become the new owner.

9. DOES THIS RIDER HAVE CASH OR LOAN VALUES? The term insurance provided by this rider does not have cash or loan values.

10. IS THIS RIDER PART OF THE CONTRACT? This rider, when paid for, if made a part of the policy, based on the application for the rider.

11. MAY WE CONTEST THIS RIDER? We will not contest the insurance on any person who is an Other Covered Insured under this rider after that insurance has been in effect during the lifetime of that person for 2 years from the date of issue of that insurance.

12. DOES THIS INSURANCE COVER SUICIDE OF THE INSURED? Suicide of the Insured under the basic policy, or suicide of an Other Covered Insured, while sane or insane, within 2 years of the date of issue of this rider, is not covered by this rider.

       In the event of the Insured's suicide within that 2 year period, any monthly costs which were deducted for this rider will be part of any amount payable because of the Insured's death. However, the insurance on each person who is an Other Covered Insured under this rider may still be converted within 31 days of the next Monthly Deduction Date after the Insured's date of death. In the event of an Other Covered Insured's suicide within that 2 year period, we will adjust the cash value of the policy to include the amount of any cost of insurance that we had subtracted for that person during that period.

13. WHAT IS THE DEFINITION OF AGE UNDER THIS RIDER? When we refer to a person's age on any date, we mean his or her age on the birthday which is nearest to that date.

14. WHAT IS THE RIDER'S DATE OF ISSUE? When this rider is issued at the same time as the policy, we show the name of each Other Covered Insured and the amount of that person's term insurance on the Rider Data page. The rider and the policy have the same date of issue.

       When this rider, or more insurance on an Other Covered Insured, is added to a policy which is already in effect, we also put in an add-on rider. The add-on rider names any new person or persons who become Other Covered Insureds under this rider. The amount of new term insurance on each person and the date of issue are also shown in the add-on rider.

15. WHAT IS THE COST OF INSURANCE FOR THIS RIDER? A separate rate will be used to obtain the cost of the initial amount of term insurance on each Other Covered Insured, and for each increase in that amount. The actual rates applicable to term insurance under this rider will be set by us, in advance, at least once a year.

       Any change in cost of insurance rates will be made on an uniform basis for Insureds in the same class, based on issue age, as well as the duration since issue of such insurance, sex and risk classification.

       When this rider is issued at the same time as the policy, the maximum rates used to determine the cost of the term insurance will be shown on the Data page included in the policy.

       When this rider, or more insurance on an Other Covered Insured, is added to a policy which is already in force, the maximum rates used to determine the cost of term insurance will be shown on a separate Data page included in the policy.

16. WHEN DOES THIS RIDER END? You may cancel this rider, or all or part of the coverage on an Other Covered Insured, at any time. To do this, you must send the policy and your signed notice to us. The rider or coverage will end on the Monthly Deduction Day on or next following the date we receive your request.

       All insurance under this rider ends 31 days after the Monthly Deduction Day on or next following


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                  TERM INSURANCE ON OTHER COVERED INSURED (OCI)
                                   (CONTINUED)

       the date of death of the Insured under the basic policy. If this rider is still in effect, coverage on an Other Covered Insured will automatically terminate on the policy anniversary on which that person is age 95.

       This rider ends at the death of the Insured or if the policy ends or is surrendered.



                                                     NEW YORK LIFE INSURANCE AND
                                                             ANNUITY CORPORATION


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